Exhibit 8(xiv)(b)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (the “Amendment”), made this 27th day of April, 2001, by and among, METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA, previously known as COVA FINANCIAL LIFE INSURANCE COMPANY (“Insurance Company”), and each of DREYFUS VARIABLE INVESTMENT FUND; and DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS STOCK INDEX FUND); (each a “Fund”), hereby amends, effective March 22, 2001, the Fund Participation Agreement dated November 1, 1999 (the “Agreement”), in the following manner:

1.	The Agreement is amended to remove the Dreyfus Socially Responsible Growth Fund, Inc and the Dreyfus Investment Portfolios as parties to the Agreement, as those Funds were improperly added as parties to the Agreement.

2.	The Agreement is amended to add Paragraph 1.15 as follows:

“Shares” shall mean (i) each class of shares of a Participating Fund set forth on Exhibit A next to the name of such Participating Fund, as such Exhibit may be revised from time to time, or (ii) if no class of shares is set forth on Exhibit A next to the name of such Participating Fund, the shares of the Participating Fund.

3.	The current paragraph 5.1 is deleted and a new Paragraph 5.1 is substituted to read as follows:

“The charge to each Participating Fund for all expenses and costs of the Participating Fund, including but not limited to management fees, Rule 12b-l fees, if any, administrative expenses and legal and regulatory costs, will be included in the determination of the Participating Fund’s daily net asset value per Share.

4.	The current paragraph 5.2 is amended to add the following provision after 5.2(c):

“A Participating Fund’s principal underwriter may pay Insurance Company, or the broker-dealer acting as principal underwriter for the Insurance Company’s Contracts, for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with Rule 12b-l under the Act, subject to the terms and conditions of an agreement between the Participating Fund’s principal underwriter for the Insurance Company’s Contracts, as applicable, related to such plan.”

5.	The Agreement is amendment to replace Exhibit A in its entirety by the revised Exhibit A, attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Fund Participation Agreement Amendment as of the date first above written.

METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA

		By:	/s/ ILLEGIBLE
		Its:	Senior VP & Chief Actuary

Attest:	/s/ ILLEGIBLE

DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a Dreyfus Stock Index Fund)

		By:	/s/ ILLEGIBLE
		Its:	Assistant Secretary
Attest:	/s/ ILLEGIBLE

DREYFUS VARIABLE INVESTMENT FUND

		By:	/s/ ILLEGIBLE
Attest:	/s/ ILLEGIBLE	Its:	Assistant Secretary

EXHIBIT A

LIST OF PARTICIPATING FUNDS

For All Products prior to 4/27/01

Dreyfus Stock Index Fund	Initial or Service Class Shares

Dreyfus Variable Investment Fund

Capital Appreciation Portfolio	Initial or Service Class Shares
Disciplined Stock Portfolio	Initial or Service Class Shares

For All New Products after 4/27/01

Dreyfus Stock Index Fund	Service Class Shares

Dreyfus Variable Investment Fund

Capital Appreciation Portfolio	Service Class Shares
Disciplined Stock Portfolio	Service Class Shares